Exhibit 99.1
Central Garden & Pet Raises Fiscal 2025 Non-GAAP EPS Outlook;
Fiscal 2025 Non-GAAP EPS Now Expected to Be Approximately $2.60

Improved Outlook Driven by Strong Execution and Cost and Simplicity Initiatives
Continued Focus on Strategic Investments to Drive Long-Term Profitable Growth
Confidence in Central to Home Strategy and Opportunities Across Pet and Garden Segments

WALNUT CREEK, Calif.--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA) (“Central”), a leading company in the pet and garden industries, today announced that it has raised its outlook for fiscal 2025 non-GAAP earnings per share (EPS) to approximately $2.60.

“Fiscal 2025 is tracking ahead of our expectations, reflecting disciplined execution across Team Central,” said Niko Lahanas, CEO of Central Garden & Pet. “Margin expansion is being driven by our Cost and Simplicity initiatives and a favorable product mix. The organization remains highly aligned and focused on delivering value to our consumers and shareholders.”

Lahanas continued, “As we look toward the remainder of the fiscal year, we want to emphasize that our fourth quarter is seasonally small, and the operating environment remains dynamic. Our outlook reflects continued uncertainty around evolving consumer demand. We remain focused on executing our strategic priorities, including making targeted investments to fuel long-term growth. These investments are expected to enable us to capitalize on opportunities in both the Pet and Garden segments and further advance our Central to Home strategy.”

This updated outlook reflects anticipated shifts in consumer behavior amid macroeconomic and geopolitical uncertainty, challenges within the brick-and-mortar retail landscape, and the weather variability anticipated for the remainder of the fiscal year. This outlook excludes the potential impact of further changes in tariff rates, as well as any acquisitions, divestitures, or restructuring activities that may arise during the remainder of fiscal 2025, including initiatives under the Cost and Simplicity program.

Central anticipates fiscal 2025 capital expenditures of approximately $60 million.

The Company will provide additional details during its fiscal 2025 third-quarter earnings call scheduled for August 6, 2025.

About Central Garden & Pet
Central Garden & Pet Company (NASDAQ: CENT), (NASDAQ: CENTA) understands that home is central to life and has proudly nurtured happy and healthy homes for over 45 years. With fiscal 2024 net sales of $3.2 billion, Central is on a mission to lead the future of the pet and garden industries. The Company’s innovative and trusted products are dedicated to helping lawns grow greener, gardens bloom bigger, pets live healthier, and communities grow stronger. Central is home to a leading portfolio of more than 65 high-quality brands including Amdro®, Aqueon®, Cadet®, C&S®, Farnam®, Ferry-Morse®, Four Paws®, Kaytee®, Nylabone® and Pennington®, strong manufacturing and distribution capabilities, and a passionate, entrepreneurial growth culture. Central is based in Walnut Creek, California, with more than 6,000 employees, primarily across North America. Visit www.central.com to learn more.

Safe Harbor Statement
The statements contained in this release which are not historical facts, including statements concerning consumer demand, the impact of investments on long-term growth, the expected impact of tariffs, anticipated capital expenditures, and updated earnings guidance for fiscal 2025, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially

Exhibit 99.1
from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon Central's current expectations and various assumptions. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

•economic uncertainty and other adverse macroeconomic conditions, including a potential recession;
•impacts of tariffs or a trade war;
•risks associated with international sourcing, including from China;
•fluctuations in energy prices, fuel and related petrochemical costs;
•declines in consumer spending and the associated increased inventory risk;
•seasonality and fluctuations in our operating results and cash flow;
•adverse weather conditions and climate change;
•the success of our Central to Home strategy and our Cost and Simplicity program;
•fluctuations in market prices for seeds and grains and other raw materials, including the impact of significant declines in grass seed market prices on our inventory valuation;
•risks associated with new product introductions, including the risk that our new products will not produce sufficient sales to recoup our investment;
•dependence on a small number of customers for a significant portion of our business;
•consolidation trends in the retail industry;
•supply shortages in pet birds, small animals and fish;
•potential credit risk associated with certain brick and mortar retailers in the pet specialty segment;
•reductions in demand for our product categories;
•competition in our industries;
•continuing implementation of an enterprise resource planning information technology system;
•regulatory issues;
•potential environmental liabilities;
•access to and cost of additional capital;
•the impact of product recalls;
•risks associated with our acquisition strategy, including our ability to successfully integrate acquisitions and the impact of purchase accounting on our financial results;
•potential goodwill or intangible asset impairment;
•the potential for significant deficiencies or material weaknesses in internal control over financial reporting, particularly of acquired companies;
•our dependence upon our key executives;
•our ability to recruit and retain members of our management team and employees to support our businesses;
•potential costs and risks associated with actual or potential cyberattacks;
•our ability to protect our trademarks and other proprietary rights;
•litigation and product liability claims;
•the impact of new accounting regulations and the possibility our effective tax rate will increase as a result of future changes in the corporate tax rate or other tax law changes;
•potential dilution from issuance of authorized shares; and
•the voting power associated with our Class B stock.

These and other risks are described in greater detail in Central’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024, filed with the Securities and Exchange Commission on November

Exhibit 99.1
27, 2024. Central assumes no obligation to publicly update these forward-looking statements to reflect new information, future events, or any other development.

Investor & Media Contact
Friederike Edelmann
(925) 412 6726
fedelmann@central.com